SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 28, 2010

REORGANIZED MAGNA ENTERTAINMENT CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-30578	98-0208374
(Commission File Number)	(I.R.S. Employer Identification No.)

455 Magna Drive, Aurora, Ontario, Canada	L4G 7A9
(Address of Principal Executive Offices)	(Zip Code)

(905) 726-2462
(Registrant’s Telephone Number, Including Area Code)

Magna Entertainment Corp.
(Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership

Commencing on March 5, 2009, Magna Entertainment Corp. (“Magna Entertainment”) and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 09-10720).  On April 29, 2010, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming that certain Second Modified Third Amended Joint Plan of Affiliated Debtors, the Official Committee of Unsecured Creditors, MI Developments Inc. and MI Developments Transferee Inc. Pursuant to Chapter 11 of the United States Code, dated April 28, 2010 (the “Plan”).  The Plan became effective and substantially consummated on April 30, 2010.  On April 29, 2010, certain of Magna Entertainment's equity holders commenced an appeal of the Confirmation Order in the District Court of Delaware (the "District Court").  Pursuant to the District Court's rules, all appeals from the Bankruptcy Court are subject to mandatory mediation and the parties are waiting for the District Court to appoint a mediator. The Debtors have filed a motion requesting dismissal of the appeal.  A copy of the Plan, as confirmed by the Bankruptcy Court, and the Confirmation Order are annexed hereto as Exhibits 2.1 and 99.1, respectively, and are incorporated herein by reference.

Summary of the Plan

The following is a summary of the Plan and is qualified in its entirety by reference to the Plan.  Capitalized terms used but not defined herein shall have the meaning set forth in the Plan.

The foundation of the Plan was the compromise and settlement (the “Settlement”) of that certain adversary proceeding, styled The Official Committee of Unsecured Creditors of Magna Entertainment Corp., et al. v. MI Developments, Inc., MID Islandi, Frank Stronach, Jerry D. Campbell, William Menear, Anthony R. Campbell and W. Thomas Hodgson, Adversary Pro. No. 09-51523 (the “Committee Litigation”), commenced by the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) against MID Islandi sf. (“MID Islandi”), the Debtors’ largest prepetition secured lender and the predecessor-in-interest to MI Developments US Financing Inc. (“MID Transferee”), MI Developments Inc. (“MID”), Magna Entertainment’s controlling shareholder, and certain other individual third party defendants.  The Settlement resolved claims asserted by the Creditors’ Committee for, among other things, recharacterization and/or equitable subordination of the MID Claims and claims for breaches of fiduciary duty by MID and certain officers and directors of Magna.  Given the size of the MID Claims, and the fact that such claims were asserted as secured claims on substantially all of the Debtors’ assets, absent the Settlement, general unsecured creditors of each of the Debtors faced the possibility of receiving no recovery on account of their claims.

Other than Administrative Expense Claims, Priority Tax Claims, and the Debtors’ postpetition financing, the Plan divided claims and interests in the Debtors into sixty-two (62) classes.

The assets and liabilities of Magna Entertainment as of January 31, 2010 are described in Schedule 3 to the Disclosure Statement for the Plan, a copy of which is annexed hereto as Exhibit 99.2.

Unless otherwise mutually agreed upon by the holder of a respective claim, the following claims were paid in full, in Cash: (i) Priority Non-Tax Claims (Class 1), (ii) Wells Fargo Claim (Class 3), (iii) PNC Claim (Class 4), (iv) BMO Claim (Class 5), and (v) Secured Claims (Class 5).  In full satisfaction and release of the MID Claims (Class 2), the Plan provides that the holder of the MID Claims received certain assets of the Debtors, including, among other assets, Santa Anita Park, Golden Gate Fields, Gulfstream Park, The Maryland Jockey Club, Portland Meadows, AmTote International, Inc. and XpressBet, Inc., as well as certain proceeds from the sales of Lone Star Park and Thistledown.  The sale of Thistledown to a subsidiary of Harrah’s Operating Company, Inc. was consummated July 28, 2010.  Additionally, pursuant to the Settlement, MID Transferee agreed to, and has paid, Eighty Nine Million Dollars ($89,000,000.00) for distribution to holders of 8.55% Note Claims (Class 7), 7.25% Note Claims (Class 8) and Non-MJC General Unsecured Claims (Classes 9-26), as well as share certain proceeds from the sales of Lone Star Park and Thistledown.  MID Transferee also agreed to, and has paid, holders of MJC Claims in full.

Immediately prior to confirmation of the Plan, Magna Entertainment had 2,928,447 issued and outstanding shares of Class A Subordinate Voting Stock and 2,923,302 issued and outstanding shares of Class B Subordinate Voting Stock (collectively, the “Magna Entertainment Stock”).  Pursuant to the Plan, the Magna Entertainment Stock was kept outstanding for regulatory purposes associated with the pending sale of Lone Star Park and will be cancelled on the date that the sale of Lone Star Park is closed.  The Magna Entertainment Stock was delisted from the NASDAQ Stock Market and Toronto Stock Exchange, effective March 16, 2009 and April 1, 2009, respectively.

Item 9.01.	Financial Statements and Exhibits

EXHIBIT NUMBER	DESCRIPTION

2.1
Second Modified Third Amended Joint Plan of Affiliated Debtors, the Official Committee of Unsecured Creditors, MI Developments Inc. and MI Developments Transferee Inc. Pursuant to Chapter 11 of the United States Code, as confirmed by the Bankruptcy Court on April 29, 1010.

99.1	Confirmation Order.

99.2	Schedule 3 to the Disclosure Statement for the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REORGANIZED MAGNA ENTERTAINMENT CORP. (Registrant)

August 12, 2010	by:	/s/ WILLIAM G. FORD
William G. Ford,
Plan Administrator